Exhibit (a)(2)(xiv)

Press Release August 20, 2021

EXFO Announces Receipt of Final Court Approval

QUEBEC CITY, Canada, August 20, 2021 – EXFO Inc. (“EXFO” or the “Corporation”) (NASDAQ: EXFO; TSX: EXF) is pleased to announce that the Superior Court of Québec has issued a final order approving the previously announced plan of arrangement with 11172239 Canada Inc. (the “Arrangement”). At the special meeting of EXFO’s shareholders held on August 13, 2021, the special resolution approving the arrangement resolution was approved by 99.65% of the votes cast by shareholders, voting together as a single class, as well as 90.95% of the votes cast by holders of subordinate voting shares, excluding votes attached to the subordinate voting shares held, directly or indirectly, by Germain Lamonde and Philippe Morin.

The Arrangement is expected to be completed on or about August 27, 2021, subject to the satisfaction or waiver of customary closing conditions.

Further information regarding the Arrangement is provided in the management information circular dated July 15, 2021.

Caution Regarding Forward-looking Statements

This press release contains forward-looking statements within the meaning of Canadian securities laws. In addition, this press release also contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, and we intend that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are statements other than historical information or statements of current condition. Words such as may, expect, believe, plan, anticipate, intend, could, estimate, continue, or similar expressions or the negative of such expressions are intended to identify forward-looking statements. These statements are based on certain assumptions deemed reasonable by EXFO, but are subject to certain risks and uncertainties, several of which are outside the control of EXFO, which may cause results to vary materially. Such risks and uncertainties include, but are not limited to the following: the possibility that various closing conditions for the transaction may not be satisfied or waived and other risks and uncertainties discussed in documents filed with the U.S. Securities and Exchange Commission. EXFO disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, other than as required by securities laws.

About EXFO

EXFO develops smarter test, monitoring and analytics solutions for fixed and mobile network operators, webscale companies and equipment manufacturers in the global communications industry. Our customers count on us to deliver superior network performance, service reliability and subscriber insights. They count on our unique blend of equipment, software and services to accelerate digital transformations related to fiber, 4G/LTE and 5G deployments. They count on our expertise with automation, real-time troubleshooting and big data analytics, which are critical to their business performance. We’ve spent over 30 years earning this trust, and today 1,900 EXFO employees in over 25 countries work side by side with our customers in the lab, field, data center and beyond.

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For more information

Vance Oliver
Director, Investor Relations
(418) 683-0913, Ext. 23733
vance.oliver@exfo.com